UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 24, 2009

WESTERN REFINING, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32721 (Commission File Number)	20-3472415 (IRS Employer Identification Number)

123 W. Mills Ave., Suite 200 El Paso, Texas 79901 (Address of principal executive offices)

(915) 534-1400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On November 24, 2009, Western Refining, Inc. (the “Company”) entered into (a) the third amendment to its revolving credit agreement dated as of May 31, 2007 (as amended from time to time, the “Revolving Credit Agreement” and the facility thereunder, the “Revolving Facility”) among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders party thereto (the “Revolver Amendment”)  and (b) the third amendment to its term loan credit agreement dated as of May 31, 2007 (as amended from time to time, the “Term Credit Agreement” and the facility thereunder, the “Term Facility”) among the Company, Bank of America, N.A., as Administrative Agent, and the lenders party thereto (the “Term Amendment”, and together with the Revolver Amendment, the “Amendments”). The Revolving Credit Agreement and the Term Credit Agreement are collectively referred to herein as the “Credit Agreements”. A copy of the Revolver Amendment and the Term Amendment are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

The Amendments amended the minimum consolidated interest coverage ratio (as defined in the Credit Agreements) to 1.25 to 1.00 and the maximum consolidated leverage ratio (as defined in the Credit Agreements) to 6.75 to 1.00 in each case for the fiscal quarter ending December 31, 2009.  The minimum consolidated interest coverage ratio will not be tested for the fiscal quarter ending March 31, 2010.  Thereafter, the minimum consolidated interest coverage ratio will range from 1.00 to 1.00 to 2.00 to 1.00.  The maximum consolidated leverage ratio will also not be tested through the fiscal quarter ending on September 30, 2010.  Thereafter, the maximum consolidated leverage ratio will range from 4.50 to 1.00 to 5.25 to 1.00. The Amendments also introduced a minimum Consolidated EBITDA covenant (as defined in the Credit Agreements) which requires the Company to maintain a minimum Consolidated EBITDA of (a) $5,000,000 for the period of three months ending March 31, 2010, (b) $80,000,000 for the period of six months ending June 30, 2010 and (c) $140,000,000 for the period of nine months ending September 30, 2010. The definition of Consolidated EBITDA was also amended to allow for the add back of non-cash compensation expenses and non-cash charges for the indefinite suspension of refining operations at the Bloomfield Refinery.

The Revolver Amendment also introduced certain changes to the manner in which the borrowing base is calculated and the implementation of cash dominion and control by the lenders over the Company’s deposit accounts (other than accounts used exclusively for payroll, payroll taxes, employee benefits and certain other accounts).

Interest rates for borrowings under the Term Facility were also revised (depending on the type of borrowing) from LIBOR plus 6.00% to LIBOR plus 7.50%, subject to a Eurodollar rate floor of 3.25% per annum, in the case of Eurodollar rate borrowings, and from base rate plus 5.00% per annum to base rate plus 6.50% per annum, in the case of base rate borrowings, subject to a base rate floor of 4.25% per annum. Interest rates for Eurodollar rate borrowings and letter of credit fees under the Revolving Facility were also revised from 2.25% to 3.75% per annum, subject to upward adjustment based upon the Company’s consolidated leverage ratio. In respect of the Term Amendment, the Company paid an amendment fee of 0.25% of the commitments of each lender that executed the Term Amendment. In respect of the Revolver Amendment, the Company paid an amendment fee of 0.50% of the commitments of each lender that executed the Revolver Amendment.

The above description of the Amendments does not purport to be a complete statement of the parties’ rights and obligations under the agreements. The Amendments are filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K. The description of the material terms of the amendments is qualified in its entirety by reference to such exhibits.

Certain of the lenders under the Credit Agreements and their affiliates have pre-existing relationships with the Company, including the performance of investment banking, commercial banking and advisory services for the Company, from time to time, for which such lenders have received customary fees and expenses.

Item 8.01                      Other Events.

The Company issued a press release in connection with its entering into of the Amendments.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01                       Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
Exhibit 10.1
Third Amendment to the Term Loan Credit Agreement, dated as of November 24, 2009, among the Company, as Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, amending that certain Term Loan Credit Agreement, dated May 31, 2007, as amended by the First Amendment to Term Loan Credit Agreement dated as of June 30, 2008 and the Second Amendment to the Term Loan Credit Agreement May 29, 2009

Exhibit 10.2
Third Amendment to the Revolving Credit Agreement dated as of November 24, 2009, among the Company, as Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, amending that certain Revolving Credit Agreement, dated May 31, 2007, as amended by the First Amendment to Revolving Credit Agreement dated as of June 30, 2008 and the Second Amendment to Revolving Credit Agreement dated as of May 29, 2009

Exhibit 99.1	Press Release dated November 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN REFINING, INC.

By:	/s/ Lowry Barfield
Name:	Lowry Barfield
Title:	Senior Vice President – Legal, General Counsel and Secretary

Dated: November 24, 2009

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Third Amendment to The Term Loan Credit Agreement
10.2	Third Amendment to The Revolving Credit Agreement
99.1	Press release dated November 24, 2009